STERLING BANCORP
ID: 80-0091851
400 Rella Boulevard
Montebello, New York 10901

2019 CFO Supplemental Performance Award Notice and Award Agreement

Luis Massiani                        Award Number:
Name of Award Holder                    Plan:             2015

At the address most recently on the books and records of the Company.
Address                        City            State            Zip

_________________________________________________________________________________________
Effective February 6, 2019 (“Award Date”), you have been granted a Performance Award of 57,310 shares of STERLING BANCORP (the “Company”) Common Stock (the “Performance Award Shares”). This Performance Award is conditioned upon achievement of two pre-defined measures (the “Performance Goals”) and satisfaction of the Service Vesting Condition.
The total Fair Market Value of the Performance Award on the Award Date is $1,125,000.
The Performance Period commences on the Award Date and ends on December 31, 2021. The two Performance Goals are set forth in Exhibit B hereto and achievement thereof will be determined after the Performance Period.
The Vesting Date is December 31, 2021, subject to compliance with the satisfaction of the Service Vesting Condition and achievement of either of the two Performance Goals during the Performance Period.

By your signature and the Company’s signature below, you and the Company agree that this Performance Award is granted under and governed by the terms and conditions of the Plan and this 2019 CFO Supplemental Performance Award Notice and Award Agreement (including Exhibit A and Exhibit B attached hereto and made a part hereof).

STERLING BANCORP

/s/ Jack L. Kopnisky	February 6, 2019
Print Name: Jack L. Kopnisky Title: President and Chief Executive Officer	Date

AWARD HOLDER

/s/ Luis Massiani	February 6, 2019
Print Name: Luis Massiani	Date

EXHIBIT A

Sterling Bancorp
2015 Omnibus Equity and Incentive Plan
2019 CFO Supplemental Performance Award Notice And Award Agreement

General Terms and Conditions

Section 1.     Size and Type of Performance Award; Performance Goals. This Performance Award is granted under Article VI of the Sterling Bancorp 2015 Omnibus Equity and Incentive Plan (the “Plan”). The total number of shares of Common Stock (the “Shares”) of Sterling Bancorp (the “Company”) covered by this Performance Award (the “Performance Award Shares”) are listed on the 2019 CFO Supplemental Performance Award Notice and Award Agreement (the “Award Notice”), and subject to all of the terms and conditions of the Plan.
After achievement of (i) the Service Vesting Condition ,as set forth in Section 2 below, and (ii) either of the two Performance Goals during the Performance Period, Performance Award Shares relating to such achieved Performance Goal(s) will be settled in Shares registered in your name. You may forfeit Performance Award Shares, as set forth in Section 2 below.
Your employment with the Company, Sterling National Bank, and/or any of their subsidiaries constitutes adequate consideration for the issuance (after satisfying the Service Vesting Condition and achievement of either of the two Performance Goals during the Performance Period) of the Shares to you having a value at least equal to the par value of such Shares.
Section 2.     Vesting.
(a)     Service Vesting Condition. You must remain in the continuous service of the Company, Sterling National Bank and/or any of their subsidiaries from the Award Date through the December 31, 2021 vesting date (the “Vesting Date”) specified in this Award Notice (the “Service Vesting Condition”) in order to vest in any Performance Award Shares upon the achievement of either of the two Performance Goals during the Performance Period.
(b)     Vesting Date. The Vesting Date for any Shares you receive as the result of achievement of either of the two Performance Goals is specified as December 31, 2021 in this Award Notice. If the Service Vesting Condition is also satisfied on the Vesting Date, the Performance Award Shares will be settled in Shares.
(c)     Forfeitures. If you terminate service with the Company, Sterling National Bank and/or any of their subsidiaries prior to the Vesting Date, you will forfeit this Performance Award in its entirety. If you remain in continuous service with the Company, Sterling National Bank and/or any of their subsidiaries through the Vesting Date but either of the applicable Performance Goals are not achieved, you will forfeit any Performance Award Shares which depended on achievement of the unsatisfied Performance Goal(s). When you forfeit Performance Award Shares, all of your interest in the Performance Award Shares will be canceled. You agree to take any action and execute and deliver any document that the Company requests to effect the return of your unvested Performance Award Shares. In the event you do not cooperate with the Company in this regard, you hereby appoint and designate the Company as your attorney-in-fact for the purpose of taking any action and signing any document, in your name, which the Company determines is necessary to enforce the forfeiture.
(d)     Change in Control. The Service Vesting Condition applicable to your Performance Award Shares shall be deemed satisfied if prior to the Service Vesting Condition being satisfied (1) a Change in Control occurs, and (2) at any time after the Change in Control and during the twenty-four (24) month period ending on the second anniversary of the Change in Control, your service with the Company, Sterling National Bank and/or any of their subsidiaries is terminated without Cause or for Good Reason. You will forfeit any Performance Award Shares for which the Performance Goals have not been attained prior to termination.

(e)     Death or Disability. In the event your service terminates due to death or disability prior to the Vesting Date, you will receive a settlement of the Performance Award Shares in Shares after achievement of either of the two Performance Goals prior to your termination (and you will forfeit any Performance Award Shares for which the Performance Goals have not been attained prior to termination).
(f)    Termination without Cause, Termination for Good Reason and Retirement. If the Company, Sterling National Bank and/or any of their subsidiaries terminates your employment without Cause or you terminate your employment with Good Reason or due to Retirement prior to the Vesting Date, you will receive a settlement of the Performance Award Shares after achievement of either of the two Performance Goals prior to your termination (and you will forfeit any Performance Award Shares for which the Performance Goals have not been attained prior to termination).
(g)     Definition of Service. For purposes of determining the vesting for the Service Vesting Condition on the Vesting Date, you will be deemed to be in the service of the Company, Sterling National Bank and/or any of their subsidiaries for so long as you serve in any capacity as an employee, officer, non-employee director or consultant of the Company, Sterling National Bank and/or any of their subsidiaries.
(h)    Application of Clawback Policy. Notwithstanding anything in this Award Notice to the contrary, any Performance Award Shares settled in Shares and any related dividends shall be subject to adjustment and/or recovery, in whole or in part, following the Vesting Date (i.e., December 31, 2021) if and to the extent (i) required by any applicable law, rule or regulation or (ii) provided under the terms of any clawback policy or other policy of similar import adopted by the Company and in effect on the Vesting Date.
Section 3.     Dividends. Dividends or distributions paid on any Performance Award Shares you receive upon the achievement of either of the two Performance Goals, whether or not in cash, will not be paid to you currently. Instead, they will become vested, accumulated and paid to you if, as and when such Performance Award Shares become vested and settled in Shares.
Section 4.     Voting and Tender Rights. You will not have the right to vote, or direct the voting of, Performance Award Shares, or the right to respond, or direct the response with respect to Performance Award Shares to any tender offer, exchange offer or other offer made to the holder of Shares, unless and until the applicable Service Vesting Condition and either of the two Performance Goals have been satisfied and the Performance Award Shares settled in Shares has transferred to you.
Section 5.    No Right to Continued Service. Nothing in this Award Notice, or any action of the Board or the Compensation Committee with respect to this Award Notice, shall be held or construed to confer upon you any right to a continuation of service by the Company, Sterling National Bank, or any of their subsidiaries. You may be dismissed or otherwise dealt with as though this Award Notice had not been entered into.
Section 6.    Taxes. Where you or any other person is entitled to receive Shares pursuant to the Award of Performance Award Shares granted hereunder, the Company shall have the right to require you or such person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.
Section 7.    Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

If to you, to your address as shown in the Company’s records.

If to the Compensation Committee:
Sterling Bancorp
c/o Sterling National Bank
21 Scarsdale Road
Yonkers, NY 10707
Attention: Compensation Committee and Corporate Secretary

Section 8.    Restrictions on Transfer. The Performance Award Shares granted hereunder, including, without limitation, any Shares you receive in settlement of the Performance Award Shares after meeting the Service Vesting Condition and achievement of either of the two Performance Goals, shall not be subject in any manner to anticipation, alienation or assignment, nor shall such award be liable for or subject to debts, contracts, liabilities, engagements or torts, nor shall it be transferable by you other than by will or by the laws of descent and distribution or as otherwise permitted by the Plan. To name a beneficiary, complete the attached Appendix A and file it with the Corporate Secretary of the Company.
Section 9.    Successors and Assigns. This Award Notice shall inure to the benefit of and shall be binding upon the Company and you and the Company's and your respective heirs, successors and assigns.
Section 10.    Construction of Language. Whenever appropriate in this Award Notice, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Award Notice, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan.
Section 11.    Governing Law. This Award Notice shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of law principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in Westchester County, New York shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting the Performance Award granted under this Award Notice, you and any other person claiming any rights under this Award Notice, agrees to submit himself or herself, and any such legal action as he or she shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.
Section 12.    Amendment. This Award Notice may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you. This Award Notice amends and supersedes any award notice bearing the same effective date.
Section 13.    Plan Provisions Control. This Award Notice and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan that would apply if this Award Notice were being made under the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Award Notice, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Award Notice, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Award other than the Plan, this Award Notice, or any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Award Notice.

Appendix A to 2019 CFO Supplemental Performance Award Notice and Award Agreement
Beneficiary Designation Form

GENERAL INFORMATION		Use this form to designate the Beneficiary(ies) who may receive Shares that become vested at your death.
Name of Person Making Designation			Social Security Number ______-_____-______

BENEFICIARY DESIGNATION
Complete sections A and B. If no percentage shares are specified, each Beneficiary in the same class (primary or contingent) shall have an equal share. If any designated Beneficiary predeceases you, the shares of each remaining Beneficiary in the same class (primary or contingent) shall be increased proportionately.

A PRIMARY BENEFICIARY(IES). I hereby designate the following person as my primary Beneficiary under the Plan, reserving the right to change or revoke this designation at any time prior to my death:
Name		Address	Relationship	Birthdate	Share
%
%
% Total=100%

B CONTINGENT BENEFICIARY(IES).  I hereby designate the following person(s) as my contingent Beneficiary(ies) under the Plan to receive benefits only if all of my primary Beneficiaries should predecease me, reserving the right to change or revoke this designation at any time prior to my death as to all outstanding Awards:

Name		Address	Relationship	Birthdate	Share
%
%
% Total=100%
S I G N	H E R E
I understand that this Beneficiary Designation shall be effective only if properly completed and received by the Corporate Secretary of Sterling Bancorp prior to my death, and that it is subject to all of the terms and conditions of the Plan. I also understand that an effective Beneficiary designation revokes my prior designation(s) with respect to all outstanding Awards.

Your Signature            Date

---------------------------------------------------- Internal Use Only ------------------------------------------------------------

This Beneficiary Designation was received by the Corporate Secretary of Sterling Bancorp on the date indicated. By Authorized Signature Date	Comments

EXHIBIT B

STERLING BANCORP
2015 OMNIBUS EQUITY AND INCENTIVE PLAN

2019 CFO Supplemental Performance Stock Award Notice

Performance Goals

[Applicable Measures and targets to be determined by the Compensation Committee]